Exhibit 99.3

February 1, 2016

MEMORANDUM TO:  American International Group, Inc.

FROM:	Andrew P. Solomon Eli D. Jacobson S. Eric Wang Alex P. Apostolopoulos

RE:	Utilization of AIG’s Tax Attributes

This memorandum discusses (i) the current tax attribute profile of American International Group, Inc. (“AIG”), (ii) the effect on such tax attribute profile of the distribution of either AIG’s domestic life insurance companies (and the related Life Insurance and Retirement business segment (“L&R”)) or the other, property and casualty, businesses conducted by AIG, and (iii) the availability of other strategies to preserve or utilize such tax attributes as part of the separation.1

[1]	The discussion in part II below has been based on materials we have obtained from you and upon your interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated by the Department of the Treasury (the “Treasury Regulations” or “Treas. Regs.”) and the Internal Revenue Service (“IRS”) thereunder. You have not asked us to analyze, and we have not independently examined, the relevant provisions in the Code and the Treasury Regulations nor have you asked us to affirm the positions you have taken or the judgments you have made in determining the amount of tax credits, net operating losses or other tax attributes potentially available to AIG, or the amount of reserves, if any, taken against such attributes in determining AIG’s deferred tax asset for financial statement purposes. References to “Sections” herein are to sections in the Code and the Treasury Regulations.

I.	Executive Summary

1.	AIG currently expects to fully utilize its tax attributes of approximately $32.6 billion of NOL carryovers (expiring 2028-2031) and $5.3 billion of FTC carryovers (majority expiring 2019-2020) during the next eight years.

a.	Approximately $2 to $2.5 billion in FTC carryovers are expected to be utilized over the next two years.

b.	As a result, AIG expects not to pay any tax on more than $45 billion of taxable income.

2.	AIG is currently in a unique position to utilize its tax attributes.

a.	NOL carryovers are first applied to 100% of nonlife taxable income and up to 35% of life taxable income.

b.	Thereafter, the tax on the remaining 65% of life taxable income can be offset by FTCs.

c.	Annual FTC utilization is limited by foreign-source income.

3.	A distribution of the L&R or non-L&R companies in the near future would impose significant obstacles to the ability to utilize such tax attributes prior to expiration. Given that the detriment would be more significant if the non-L&R companies were distributed, if a separation were to occur, it would be more prudent to separate the L&R companies from AIG.

a.	If the L&R companies were distributed, (i) AIG’s remaining FTC carryovers post-distribution would likely expire unused (due to lack of taxable income after NOLs) and (ii) AIG’s remaining NOL carryovers would take longer to be utilized (because of reduced income in the group).

b.	If the non-L&R companies (but for AIG-FP) were distributed, (i) AIG’s remaining FTC carryovers post-distribution would likely expire unused (due to lack of foreign-source income) and (ii) AIG’s remaining NOL carryovers would take significantly longer to be utilized (because they would be usable against only 35% of the remaining life companies’ income) and a significant portion thereof would likely expire unutilized.

c.	Any distributed company would have limited, if any, tax attributes.

4.	Strategies involving taxable sales or combinations with third-party companies could not be used to monetize AIG’s tax attributes in whole or substantial part.

5.	Based on AIG’s projections, in case of a separation of the L&R companies from AIG, at most $3.1 billion in FTC carryovers could be converted into deductions without incurring a net loss from today’s position. In case such a separation were to occur today, such a conversion would have the likely effect of reducing the DTA attributable to the FTCs from $5.3 billion to $1.08 billion rather than to eliminate it completely.

6.	Delaying the separation of the AIG businesses would mitigate the impact of the separation, as more tax attributes would be utilized prior to separation.

a.	Based on AIG’s projections, the loss in present value of its tax attributes resulting from a separation of the L&R companies from AIG is approximately 29-39% in the case of a separation in early 2016, approximately 21-28% in the case of a separation in early 2017, and approximately 13-16% in the case of a separation in early 2018.

II.	AIG Is Currently in a Unique Position to Utilize Its Tax Attributes.

A.	AIG’s Tax Attributes

Based on the most recent estimates, on a consolidated basis, AIG has the following tax attributes, in approximate amounts:

•	$32.6 billion of net operating loss (“NOL”) carryovers, and

•	$5.3 billion of foreign tax credit (“FTC”) carryovers.

These attributes yield a combined deferred tax asset (“DTA”) of $16.7 billion, $11.4 billion of which is attributable to the NOL carryovers and $5.3 billion of which is attributable to the FTC carryovers.2

Almost the entirety of the NOL carryovers, if unutilized, expires during the taxable years 2028 and 2031, while the FTC carryovers, if unutilized, expire during the taxable years 2016 to 2024, with approximately $0.6 billion set to expire in the current taxable year and the largest part of such FTC carryovers, $2.9 billion in aggregate, set to expire in taxable years 2019 and 2020.

The NOL and FTC carryovers were incurred by AIG itself or by AIG Financial Products Corporation (“AIG-FP”).

[2]	As of September 30, 2015, AIG had recorded a DTA of $15.25 billion on its balance sheet and had not established a valuation allowance based on its determination that it was more likely than not that the NOLs and FTCs would be utilized prior to their expiry. See Form 10-Q, filed by AIG for the quarterly period ended September 30, 2015, at page 63 (Notes to Condensed Consolidated Financial Statements (unaudited), item 1, note 13). As of September 30, 2015, based on a presentation received from AIG showing AUD RES figures and non-AUD RES figures, a FIN 48 reserve with respect to approximately $2.3 billion of NOL carryovers and approximately $1.5 billion of FTC carryovers existed, and the DTA has been calculated taking into account such reserve. Therefore, AIG has potentially available a total of approximately $6.8 billion in FTC carryovers and approximately $34.9 billion in NOL carryovers.

B.	General Limitations on Utilization of AIG’s Tax Attributes

As an initial matter, currently generated losses and FTCs are used before any carryovers may be used. AIG does not expect to operate in an NOL position in the near future and, in certain situations, it can employ strategies to delay the generation of FTCs, although it projects that it will generate approximately between $80 million and $100 million of additional FTCs in each of the taxable years 2016 through 2022.

In general, consolidated groups utilize NOL carryovers before any currently generated FTCs or FTC carryovers may be used.3 In the case of consolidated groups that include both life companies and nonlife companies, nonlife NOLs may generally offset no more than 35% of the taxable income generated by the life companies in a given taxable year.4 As a result, subject to the discussion below, up to 65% of the taxable income generated by the life companies in a given taxable year could be offset by FTCs generated in that taxable year and, thereafter, by FTC carryovers.

A taxpayer’s utilization of FTCs (including carryovers) is also generally limited to 35% multiplied by its foreign-source income in a given taxable year.5

AIG generates certain amounts of foreign-source income each taxable year (almost exclusively in the non-L&R segment). In addition, AIG has a “consolidated overall domestic loss” (“CODL”) of approximately $60 billion. As a result, on a consolidated basis for each taxable year, 50% of any net U.S.-source taxable income (after taking into account NOL carryovers) is recharacterized as foreign-source income.6

[3]	See Treas. Regs. Section 1.1502-4(d).
[4]	See Treas. Regs. Section 1.1502-47.
[5]	Section 904(a).
[6]	Section 904(g)(1). The foreign-source income that is currently offset by NOL carryovers creates additional CODL (based on the assumption that the NOL carryovers are domestic losses).

Thus, with certain computational adjustments, the maximum amount of FTCs that may be used in a given taxable year is the lesser of (i) 35% of 65% of the taxable income generated by the domestic life companies and (ii) 35% of AIG’s foreign-source income. Because current year FTCs are used before carryovers, the amount of the FTC carryovers that may be used in any taxable year is calculated by reducing the maximum amount so determined by the FTCs incurred in such taxable year. Most of the companies in the L&R segment are life companies, and none of the companies in the non-L&R segment are life companies.

C.	Current Utilization Expectation Given Current Utilization Strategies

AIG currently expects that the NOL carryovers will be utilized before their expiry without the need of special strategies to accelerate income. However, because the domestic life company taxable income is not, by itself, adequate fully to utilize the FTC carryovers before their expiry, the AIG Tax Department has implemented and anticipates implementing certain strategies that accelerate the taxable income of the life companies in a manner sufficient to utilize all FTCs before expiry. Some of these strategies involve an acceleration of income with a reversal of income in the future, generating future tax benefits.7

[7]	We have not independently examined each of the strategies you have undertaken, and have not been asked whether, in our judgment, they are effective to accelerate income in the manner intended.

In some of the projections of income prepared by AIG, federal income tax may be payable by AIG in the near future with a reversal of the relevant amount in later years. While this may affect the amount of cash tax payable, it does not increase the total amount of federal income tax recorded for financial statement purposes.

III.	A Distribution of the L&R or Non-L&R Businesses in the Near Future Would Impose Significant Obstacles on the Ability of the Separated Entities to Utilize AIG’s Tax Attributes.

This part discusses some of the effects of a tax-free distribution of either the L&R companies or AIG’s other businesses (except for AIG-FP). As further discussed below in this part, these transactions would likely have a significant negative impact on the ability of AIG’s consolidated tax attributes to be utilized and would result in significant additional federal taxes being due by the separated entities than would be due absent the separation. Given that the detriment would be larger if the non-L&R companies were distributed, if a separation were to occur, it would be more prudent to separate the L&R companies from AIG. In either case, as a result, a significant portion of the DTA would likely have to be written off.

However, we note that if such a distribution were to occur after the utilization of most of the currently existing FTC carryovers (which is currently projected to occur by 2021), the negative impact of such a distribution on the ability of the separated entities to utilize AIG’s tax attributes would be significantly reduced, and that, in general, as time passes and FTC carryovers are utilized, the negative impact of such a distribution declines. Thus, based on AIG’s projections, the loss in present value of its tax attributes resulting from a separation of the L&R companies from AIG is approximately 29-39% in the case of a separation in early 2016, approximately 21-28% in the case of a separation in early 2017, and approximately 13-16% in the case of a separation in early 2018.8

[8]	We note that, if either distribution described in this part were done by way of a split-off, any percentage increase in ownership of AIG by the relevant shareholders and groups resulting from the split-off (i.e., as a result of not tendering AIG stock for stock of the distributed entity) would be taken into account for purposes of whether an “ownership change” has occurred for purposes of Section 382. If, taken together with other transactions engaged in by AIG, e.g., repurchases, that are relevant in this determination, an “ownership change” occurs as a result of such a split-off, the consequences would be similar to those described further below in part IV.A, that is, the FTC carryovers would most likely expire unutilized.

A.	Distribution of L&R Companies

If AIG were to distribute the L&R Companies, it would retain most, if not all, of the NOL and FTC carryovers.9 Following such distribution, because there would no longer be any life companies in the consolidated group, all of AIG’s income would be offset first by NOL carryovers (i.e., before any tax could be offset by retained FTC carryovers). Based on current projections, it is expected that, by the time the NOL carryovers would be exhausted, most, if not all, of the retained FTC carryovers would have expired unutilized.10 In addition, the L&R companies, following separation, likely would have limited, if any, NOL or FTC carryovers to offset their taxable income after the separation.

[9]	See Treas. Regs. Sections 1.1502-21(b), 1.1502-79(d). However, AIG’s CODL account would be reduced based on, in general, the relative proportion of the value of the domestic assets of the L&R Companies to the domestic assets of the entire AIG group before such distribution. Treas. Regs. Section 1.1502-9(c)(2).
[10]	AIG might then elect to instead deduct the foreign taxes that gave rise to such FTC carryovers. This possibility is discussed in more detail below in part IV.C.

B.	Distribution of Non-L&R Businesses

If AIG were to distribute the non-L&R business except for AIG-FP (which cannot be separated from AIG because of guarantees provided by AIG to the creditors of AIG-FP), it would retain most, if not all, of the NOL and FTC carryovers.11 It would also retain a portion of its CODL account based generally on the relative proportion of the value of the retained domestic assets to the domestic assets of the entire AIG group before such distribution.12 In such case, the utilization of retained NOL and FTC carryovers would be subject to the same constraints as described above in part II (because the consolidated group would continue to include both life and nonlife companies), except that, given such constraints, significantly fewer of the retained NOL carryovers would likely be able to be utilized. The NOL carryovers, which would stay with AIG and the L&R companies, could not be used fully against life company income (and there would be much less nonlife income against which to use the NOL carryovers). Utilization of FTC carryovers likewise would be significantly constrained by the lack of foreign-source income. In other words, because (i) the retained life companies would generate life company income, (ii) only 35% of life company income can be offset by NOL carryovers, and (iii) AIG and AIG-FP and any nonlife companies in the L&R segment would likely have little nonlife income or foreign-source income, the use of (a) NOL carryovers would be reduced and (b) FTC carryovers would be significantly constrained by the absence of any material foreign-source income in the L&R segment (although, as is currently the case, a portion of the domestic-source income in the L&R segment would be recharacterized as foreign-source given the retained portion of the CODL account). In addition, the distributed non-L&R business likely would have limited, if any, NOL or FTC carryovers to offset taxable income generated subsequent to the separation, notwithstanding that the distributed entity could utilize such carryovers more efficiently than the group consisting of the L&R segment plus AIG and AIG-FP.

[11]	See note 9, supra.
[12]	Id.

IV.	Additional and Other Strategies That May Be Contemplated to Monetize the Tax Attributes Appear Not to Be Capable of Doing So.

As discussed in part III, distributing either the L&R or the non-L&R businesses in the near future would likely have a significant negative impact on the ability to utilize AIG’s consolidated tax attributes and would result in significant additional federal taxes being due by the separated entities than would be due absent the separation. This part discusses additional and other strategies which may be utilized to mitigate this impact.

A.	Combination with a Third Party

1.	AIG

As discussed above, the major disadvantage for AIG in case of a separation discussed in part III is that it will likely not be able to utilize, in the case of a distribution of the L&R businesses, many, if not all, of its retained FTC carryovers or, in the case of a distribution of the non-L&R businesses, significant amounts of its retained NOL and FTC carryovers. This effect likely would not be able to be mitigated by having a third party acquire AIG.

Any such acquisition would likely be treated as an “ownership change” for purposes of Section 382 (the Code provision that polices loss trafficking),13 and, therefore, the utilization of any retained NOL and FTC carryovers would be limited under Sections 382 and 383 (generally, for each taxable year, to offset taxable income in an amount equal to the value of AIG at the time of the ownership change multiplied by the long-term tax-exempt rate for such year, currently 2.65%14).15

Because the limitation on the use of FTC carryovers as a result of an ownership change is calculated after determining the limitation on the use of NOL carryovers,16 the combined entity would first have to exhaust the NOL carryovers in any post-acquisition year before any limitation amount would be available to utilize FTC carryovers. As a result, the FTC carryovers would most likely expire unutilized.

2.	The Distributed Entity

As discussed above, the major disadvantage for the distributed entity of separating the L&R businesses from the non-L&R businesses is that such entity will likely have limited, if any, NOL or FTC carryovers to offset taxable income generated subsequent to the separation, which would be of particular negative consequence in the case where the non-L&R businesses (but for AIG-FP) were distributed.

It would theoretically be possible for the distributed AIG entity to be acquired by a third party with significant tax attributes and for such third party to utilize its own tax attributes to offset the taxable income generated by the distributed AIG entity, but even that strategy is limited by the Code and the acquiring company’s NOL and FTC

[13]	Generally, and as relevant here, an ownership change results when more than 50% of the equity interests in a corporation are acquired by an unrelated party. If AIG were larger than the other party, Sections 382 and 383 may be avoided. However, it is unlikely that any such other party would have sufficient income to utilize all of the NOL carryovers prior to the expiration of the FTC carryovers.
[14]	Rev. Rul. 2016-1, 2016-2 I.R.B. 262.
[15]	See Treas. Regs. Sections 1.1502-21(g), 1.1502-94, 1.1502-96, 1.1502-98.
[16]	Treas. Regs. Sections 1.383-1(b), -1(c)(6).

carryovers could not be used to offset tax on the recognition of built-in gains by the distributed AIG entity.17 In addition, such a strategy would obviously employ the tax attributes of the acquirer that it could potentially have used against its own income or that of another target, and in the case where the L&R segment is distributed, a five-year prohibition against consolidating the life companies within the L&R segment with the acquirer’s nonlife companies would apply.18 For these reasons, it seems unlikely that an acquirer would pay AIG shareholders any additional amount because the acquirer had the ability to shelter the distributed AIG entity’s income.

B.	Taxable Disposition of the Stock and/or Assets of the Life Companies

A taxable disposition by AIG of the stock or assets of the companies in the L&R segment (in the case of a stock sale, by way of a disposition by a domestic life company of stock in its subsidiaries along with its life insurance assets) to a buyer who would compensate AIG for the basis step-up could potentially generate taxable income in the life companies which would have the effect of increasing one of the two limitations on the amount of FTC carryovers that may be used in the taxable year of the disposition. However, we understand that neither transaction would be likely to produce any significant amount of life income (given that the basis in the stock and assets is estimated to be approximately the same and also the same as the value of the life companies). Even if this estimation were inaccurate, utilization of $5.2 billion of FTC carryovers would require that approximately $22 billion of gain be realized on the sale of the life companies and/or their assets. Therefore, it appears unlikely that significant amounts of FTC carryovers could be utilized through this strategy.

[17]	Section 384.
[18]	See Treas. Regs. Section 1.1502-47(d)(12).

For the sake of completeness, even if the sale of the life companies were to generate sufficient gain, the foreign source income limitation would likely then apply. As noted above, with certain computational adjustments, the maximum amount of FTCs that may be used in a given taxable year is the lesser of (i) 35% of 65% of the taxable income generated by the domestic life companies and (ii) 35% of AIG’s foreign-source income. Foreign-source income would, in this case, amount to the sum of (i) any foreign- source income generated by the AIG consolidated group in the taxable year of the disposition and (ii) 50% of 65% of the taxable income generated by the life companies (including income generated from the taxable disposition). If this sum is less than 65% of the taxable income generated by the domestic life companies for such taxable year, the amount of the shortfall would be taxable to AIG, and cash tax would have to be paid. While AIG could attempt to increase its foreign-source income through additional sales of non-U.S. property and casualty businesses, fully monetizing the value of AIG’s tax attributes through such sales is unlikely. Such transactions would need to (i) comply with any applicable regulatory constraints, (ii) avoid triggering additional foreign tax and / or bringing up additional current FTCs and (iii) be done with buyers who will pay for the use of tax attributes that would otherwise be used against income (absent a separation).

C.	Electing to Deduct Certain Foreign Taxes Rather Than to Credit Them in Case of a Separation of the L&R Companies from AIG

As noted above, upon a separation of the L&R companies from AIG, AIG would likely lose the ability to utilize most, if not all, FTC carryovers remaining after the separation. In order to attempt to mitigate this effect, AIG could elect to deduct its foreign taxes rather than credit them for any open tax years.19

[19]	See Section 901(a) and Treas. Regs. Section 1.901-1(d) (permitting a taxpayer to choose or change whether to credit or deduct foreign taxes paid at any time before six months after the expiration of the period to which the taxpayer and the IRS agreed pursuant to Section 6511(c) and Section 6501(c)(4)). We understand from you that the statutes of limitations with respect to all the relevant years have been extended by agreement with the IRS with respect to all relevant matters. As a mechanical matter, changing the election in any particular tax year would require filing an amended tax return for that year.

If, for a particular taxable year, AIG were to retroactively elect to deduct foreign taxes paid rather than to credit them, AIG would not be permitted to utilize any credits for taxes paid or deemed paid for that year or apply any FTC carryovers to that year.20 Thus, for any taxable year, it would be prudent for AIG to elect to deduct foreign taxes paid rather than credit them only if AIG would not otherwise benefit from utilizing credits attributable to such foreign taxes and/or FTC carryovers during such year to shelter at least 35% of life taxable income for such year (since the value of a deduction equals 35% of the value of a credit).

Based upon your review of the relevant open tax years, you have determined that it would not be prudent to make this election except for the taxable years 2010 through 2013. If such an election were made with respect to those years, it would affect approximately $3.1 billion in foreign taxes paid. Assuming that the resulting deduction can be fully utilized, this election would reduce the DTA attributable to the foreign taxes (that are chosen to be deducted rather than credited) by 65%. As a result, the current $5.3 billion DTA attributable to FTC carryovers would become a DTA of approximately $3.28 billion, of which $2.2 billion would be attributable to FTC carryovers and $1.08 would be attributable to NOL carryovers. However, because, as

[20]	Sections 275(a)(4), 904(c).

described above, the majority of the remaining FTCs would likely expire unutilized upon a separation of the L&R companies from AIG, a valuation allowance would likely have to be taken against the $2.2 billion of the DTA attributable to FTC carryovers, resulting in a reduction of the DTA from $5.2 billion to $1.08 billion (rather than to zero in the absence of the election to deduct foreign taxes paid in the years 2010 to 2013).

There are two attendant effects if this election were made. First, you have informed us that the period during which AIG anticipates utilizing its NOL carryovers would be expected to be extended by approximately three years in case a deduction election were made in connection with a separation transaction (which increases the risk of their expiration prior to their utilization). Second, cash tax may need to be paid in some of those years, and interest on such tax would also need to be paid (given that only 35% of the life income for such years could be offset by NOLs and NOL carryovers), although the amount of such tax would likely be small given the previous usage of FTCs and FTC carryovers in those years.

D.	Additional Tax Planning Strategies

Additional tax planning strategies could be implemented by AIG and/or the distributed entity, similar to those described in part II.C above, to accelerate further income and increase the amount of foreign-source income, but based on current projections and the strategies that are currently under consideration, it appears unlikely that such an approach would significantly mitigate the negative impact resulting from the separation described in part III or could materially alter the analysis of strategies described in this part IV. Most of the strategies require significant time to implement, their volume cannot be increased without limitation, and they depend upon the availability of foreign-source income to be effective. Thus, even if implementation of the strategies involving the acceleration of income in the life companies could be compressed into 2016 and 2017, that strategy would likely cause the foreign source income limitation on the use of FTC carryovers to become effective, and utilization of FTC carryovers would continue to be restricted.

A.P.S.

E.D.J.

S.E.W.

A.P.A.